Exhibit 10.32

PLATO LEARNING, INC.
2006 STOCK INCENTIVE PLAN

STOCK APPRECIATION RIGHTS AGREEMENT

PLATO Learning, Inc., a Delaware corporation (the “Company”), hereby grants to [(Name)] (the “Participant”) on this [(Date)] (the “Grant Date”) an Award of [(Number)] stock appreciation rights (“SARs”) pursuant to the provisions of the PLATO Learning, Inc. 2006 Stock Incentive Plan (the “Plan”). Each SAR represents a contingent right to receive shares of the Company’s common stock, $.01 par value (“Shares”), in the future based upon the appreciation in value of the Share underlying each SAR above [(Price)] (the “Grant Price”), subject to the terms and conditions set forth in this Agreement (this “Agreement”). Any term capitalized herein but not defined will have the meaning set forth in the Plan.

1. SAR Award Subject to Acceptance of Agreement.

The Award of any SAR pursuant to this Agreement become null and void unless the Participant shall accept this Agreement by executing it in the space provided below and return it to the Company within 45 days following the Grant Date.

2. Terms of SAR Award.

2.1 Maximum Term of SARs. In no event may a SAR be exercised, in whole or in part, after 5:00 p.m., Minneapolis time, on the date that is eight (8) years after the Grant Date (the “Expiration Date”).

2.2 Vesting of SARs. The SARs will vest and become exercisable as to one-third of the Shares to which the SARs relate on December 10, 2008; (2) one-third of the Shares to which the SARs relate on December 10, 2009; and (3) one-third of the Shares to which the SARS relate on December 10, 2010. Each of the vesting dates is contingent upon 1) the Participant having provided continuous Service to the Company or an Affiliate from the Grant Date through each such vesting dates, and 2) the Company achieving the 2008 year-end free cash flow target of $X.X million. Any SARs that are not vested upon the termination of the Participant’s Service shall be forfeited, and all SARs will be forfeited if the Company does not achieve the 2008 year-end free cash flow target of $X.X million.

2.3 Method of Exercise and Distribution of SARs. The SARs may be exercised by written notice to the Company indicating the number of Shares to which the SARs relate being exercised. When a SAR is vested and exercisable, it may be exercised in whole or in part at any time as to any or all full Shares under the SAR. Any amount due to the Participant upon exercise of a SAR will be paid in Shares with a Fair Market Value equal to the amount, if any, by which the Fair Market Value of a Share on the date of exercise exceeds the Grant Price of the SAR, rounded down to the nearest whole Share. The Participant will not receive a distribution if the Fair Market Value on the date of exercise does not exceed the Grant Price.

2.4 Termination of SAR. Each vested SAR shall terminate and shall cease to be exercisable as follows:

(a) If a Participant’s Service with the Company and any Affiliate terminates by reason of death, any SAR may thereafter be exercised, to the extent then exercisable, by the legal representative of the estate or by the legatee of the Participant under the will of the Participant, but may not be exercised after twelve months from the date of such death or the expiration of the stated term of the SAR, whichever period is shorter.

(b) If a Participant’s Service with the Company and any Affiliate terminates by reason of Disability, any SAR held by such Participant may thereafter be exercised, to the extent it was exercisable at the time of termination due to Disability, but may not be exercised after twelve months from the date of such termination of Service or the expiration of the stated term of the SAR, whichever period is the shorter.

(c) If a Participant’s Service with the Company and any Affiliate terminates by reason of Retirement, any SAR held by such Participant may thereafter be exercised, to the extent it was exercisable at the time of termination due to Retirement, but may not be exercised after thirty-six months from the date of such termination of Service or the expiration of the stated term of the SAR, whichever period is the shorter.

(d) If a Participant’s Service terminates for any reason other than Death, Disability or Retirement, except if the Participant’s Service terminates for Cause, any SAR held by such Participant may thereafter be exercised to the extent it was exercisable at the time of such termination, but may not be exercised after 90 days after such termination, or the expiration of the stated term of the SAR, whichever period is the shorter. In the event a Participant’s Service with the Company is terminated for Cause, all unexercised SARs granted to such Participant shall immediately terminate.

2.5 Withholding Taxes. The Company will have the right to deduct or withhold, or require the Participant to remit to the Company, the minimum amount necessary to satisfy federal, state and local taxes, domestic or foreign, as required by law or regulation to be withheld with respect to any taxable event arising under this Plan, including by withholding Shares otherwise distributable to the Participant pursuant to this Agreement.

3 Judicial Modification. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that (i) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (ii) the parties shall request that the court exercise that power, and (iii) this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

4. Transferability of SARs. The SARs awarded under this Agreement are transferable only by will or the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)). Each SAR will be exercisable during the Participant’s lifetime only by the Participant or by his or her guardian or legal representative. The Committee may, in its discretion, require a guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to exercise a SAR on behalf of the Participant.

5. Securities Law Requirements.

(a) The SARs awarded under this Agreement are not exercisable in whole or in part, if exercise may, in the opinion of counsel for the Company, violate the 1933 Act (or other federal or state statutes having similar requirements), as it may be in effect at that time, or cause the Company to violate the terms of Section 4.1 of the Plan.

(b) The SARs are subject to the further requirement that, if at any time the Committee determines in its discretion that the registration, listing or qualification of the Shares subject to the SARs under any federal securities law, securities exchange requirements or under any other applicable law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the granting of a SAR, the SAR may not be exercised in whole or in part, unless the necessary registration, listing, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(c) With respect to individuals subject to Section 16 of the Exchange Act, transactions under this Agreement are intended to comply with all applicable conditions of Rule 16b-3, or its successors under the Exchange Act. To the extent any provision of the Agreement or action by the Committee fails to so comply, the Committee may determine, to the extent permitted by law, that the provision or action will be null and void.

6. No Obligation to Exercise SAR. The grant of a SAR imposes no obligation upon the Participant (or upon a transferee of a Participant) to exercise the SAR.

7. No Limitation on Rights of the Company. The grant of a SAR will not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

8. Plan and SARs Not a Contract of Employment. Neither the Plan nor this Agreement is a contract of employment, and no terms of employment of the Participant will be affected in any way by the Plan, this Agreement or related instruments except as specifically provided therein. Neither the establishment of the Plan nor this Agreement will be construed as conferring any legal rights upon the Participant for a continuation of employment, nor will it interfere with the right of the Company or any Affiliate to discharge the Participant and to treat him or her without regard to the effect that treatment might have upon him or her as a Participant.

9. Participant to Have No Rights as a Stockholder. The Participant will have no rights as a stockholder with respect to any Shares subject to the SAR.

10. No Deferral Rights. Notwithstanding anything in Article 13 of the Plan to the contrary, there shall be no deferral of payment, delivery or receipt of any amounts hereunder.

11. Notice. Any notice or other communication required or permitted hereunder must be in writing and must be delivered personally, or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally or, if mailed, three days after the date of deposit in the United States mail, in the case of the Company to 10801 Nesbitt Avenue South, Bloomington, Minnesota, 55437, Attention: Corporate Secretary and, in the case of the Participant, to the last known address of the Participant in the Company’s records.

12. Governing Law. This Agreement and the SARs will be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, determined without regard to its conflict of law rules.

13. Plan Document Controls. The rights granted under this Agreement are in all respects subject to the provisions of the Plan to the same extent and with the same effect as if they were set forth fully herein. If the terms of this Agreement conflict with the terms of the Plan document, the Plan document will control.

PLATO LEARNING, INC.

By:
Michael A. Morache
President and Chief Executive Officer

Accepted this      day of

     , 200

[(Name)]